Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-91316 and 333-102962) of Kinder Morgan Management, LLC of our report dated February 21, 2003 relating to the financial statements, which appears in this Form 10-K, and of our report dated February 21, 2003 relating to the financial statements of Kinder Morgan Energy Partners, L.P., which appears in Kinder Morgan Energy Partners, L.P.'s Annual Report on Form 10-K which is incorporated by reference in this Form 10-K.

PricewaterhouseCoopers LLP

Houston, Texas
February 24, 2003